                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 15

                    Certification and Notice of Termination
                      of Registration under Section 12(g)
                     of the Securities Exchange Act of 1934
                     or Suspension of Duty to File Reports
                         under Sections 13(d) and 15(d)
                     of the Securities Exchange Act of 1934

                                    0-23602
                            (Commission File Number)

                                 Cerplex, Inc.
             (Exact name of Registrant as specified in its charter)

                                 Cerplex, Inc.
                                1382 Bell Avenue
                            Tustin, California 92780
                                 (714) 258-5301
 (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                    Common Stock, par value $.001 per share
            (Title of each class of securities covered by this Form)

                                      None
(Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)      [X]              Rule 12h-3(b)(1)(ii)      [ ]
Rule 12g-4(a)(1)(ii)     [ ]              Rule 12h-3(b)(2)(i)       [ ]
Rule 12g-4(a)(2)(i)      [ ]              Rule 12h-3(b)(2)(ii)      [ ]
Rule 12g-4(a)(2)(ii)     [ ]              Rule 15d-6                [ ]
Rule 12h-3(b)(1)(i)      [X]

         Approximate number of holders of record as of the certification or notice date: One.

         Pursuant to the requirements of the Securities Exchange Act of 1934, Cerplex, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

May 12, 1998


                                        By:     CERPLEX, INC.

                                        By:      /s/ STEVEN L. KORBY
                                                 -------------------
                                                 Name:   Steven L. Korby
                                                 Title:  Executive Vice
                                                         President and Chief
                                                         Financial Officer